EXHIBIT 99.1

Acquisition of Hub International Completed

CHICAGO—Hub International Limited (NYSE: HBG; TSX: HBG) (the “Company”) announced today the completion of the plan of arrangement pursuant to which funds advised by Apax Partners (“Apax”) together with Morgan Stanley Principal Investments (“MSPI”) acquired all of Hub’s common shares for $41.50 per share.

Martin Hughes, Hub’s Chairman and Chief Executive Officer, commented, “We are very excited as we embark on this new chapter in the evolution of our company. In Apax Partners and Morgan Stanley Principal Investments, we have outstanding new partners, and we look forward to working together to take Hub to new heights.”

Mitch Truwit Partner, Apax Partners, said, “We look forward to working with Marty Hughes and the rest of the management team to grow the business both organically and by supporting Hub’s long established acquisition strategy.”

Michael Petrick, Managing Director at Morgan Stanley and global head of MSPI, said, “We are excited to close the Hub transaction and continue our partnership with management and Apax. We look forward to supporting the continued growth of the Company through our investment.”

As a result of the acquisition, Hub’s common shares will cease trading on the New York Stock Exchange and the Toronto Stock Exchange prior to market open tomorrow, and will be delisted from both exchanges.

About Hub:

Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

About Apax Partners

Apax Partners (www.apax.com) is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice of Apax Partners total in excess of $20 billion around the world. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. Recent Apax Partners’ Funds investments include Tommy Hilfiger, Central European Media Enterprises, PVH/Calvin Klein, TIM HELLAS, Inmarsat, Mölnlycke Healthcare, Kabel Deutschland, Intelsat, New Look and World Directories.

About Morgan Stanley Principal Investments:

Morgan Stanley Principal Investments is a Morgan Stanley capital investment vehicle. Morgan Stanley (NYSE:MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 31 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

Contact:

Hub International Limited

Media Contact:

W. Kirk James

Vice President, Secretary and

Chief Corporate Development Officer

Phone: 312.279.4881

kirk.james@hubinternational.com

or

Apax:

Peter Jeton, +1 212-419-2461

Chief Operating Officer, Apax Partners L.P.

or

Morgan Stanley:

Mark Lake, +1 212-761-0814

Executive Director, Corporate Affairs